June 17, 2005

Mr. Ian Matheson
President & CEO
Phage Genomics, Inc.
2215 Lucerne Circle
Henderson, NV
89015
USA

Dear Ian:

Re:          Engagement Letter – US$2,000,000 Unit Offering

Further to our discussions, Clarion Finanz AG (“Clarion”) is pleased to outline the terms of an agreement pursuant to which we would be engaged by Phage Genomics, Inc. (to be renamed Searchlight Minerals Corp.) (the “Company”), to act as its agent for the private placement of up to 4,000,000 units of the Company’s common stock at a price of $0.50 per unit, for gross proceeds of up to US$2,000,000, on terms mutually agreeable between the parties hereto, certain of which terms are set forth in Schedule A, annexed hereto and incorporated by reference (such private placement referred to as the “Offering”). Each unit (a “Unit”) shall consist of one common share and one-half of one share purchase warrant, each whole warrant exercisable into one additional share of the Company’s common stock for a period of nine months from the closing date of the Offering at a price of $1.25 per share. The Offering will be made on a best efforts basis subject to the terms and conditions set forth herein.

The obligations of each party in respect of the Offering will be more fully set out in a formal agency agreement between the parties. Although this is a best efforts offering, the sections entitled “Fees and Expenses” and “Indemnity” below are binding obligations of all parties hereto immediately after this engagement letter has been executed and delivered by all parties, regardless of whether the Offering is completed.

SCHEDULE A

(ALL PRICES IN $US)

Issuer:	Phage Genomics, Inc. (“Phage” or the “Company”)

Agent:	Clarion Finanz AG (the “Agent”)

Nature of the Offering:	Private Placement, reasonable best efforts.

Offering:
Up to 4,000,000 Units, each Unit convertible into one Common Share and one-half of one Common Share Purchase Warrant (each whole warrant a “Warrant”) to purchase for no additional consideration an additional share of the Company’s common stock for a period of nine months from the closing of the Offering at a price of $1.25 per share.

Proceeds:	Up to $2,000,000.

Price:	$0.50 per Unit.

Use of Proceeds:	The proceeds will be used to fund exploration and/or development activities and to provide general working capital.

Offering Jurisdictions:	United States, Europe and such other jurisdictions as the Agent may designate subject to notifying Phage not less than 3 business days prior to the Closing Date.

Qualified Investors:
The Units will be issued only to: (i) accredited investors in the United States (as such term is defined in Rule 501 of the Securities Act of 1933), (ii) non-U.S. persons (as such term is defined in Regulation S of the Securities Act of 1933) pursuant to Regulation S of the Securities Act of 1933.

Closing Date:	On or before July 11, 2005, or such other date mutually agreed upon by the Company and the Agent.

Commission:	A cash payment equal to 10% of the gross proceeds of the Offering.

Registration Right:
The Company shall use its best efforts to file with the Securities and Exchange Commission a registration statement on Form SB-2 registering the common stock underlying the Units (the “Registration Statement”) and have the registration statement declared effective within 120 days of the Closing of the Offering. The Company will be subject to a penalty of 10% of the number of Units offered should the Company fail to have the registration statement declared effective within 120 days of the Closing date.

Broker’s Warrants:
As additional compensation in connection with the Offering, the Company will grant to the Agent non-assignable warrants (the ”Broker’s Warrants”) equal to 10% of the number of Units sold pursuant to the Offering. Each Broker’s Warrant will be exercisable by the Agent at a price of $0.50 for a period of nine months from the Closing Date.

Fees and Expenses:
The Company will be responsible for the expenses associated with the Offering, including printing costs, advertisements, filing fees, sponsorship fees (if applicable), corporate finance fees, legal, accounting and out-of-pocket expenses of the Agent.

Indemnity:
In consideration of the Agent entering into this engagement letter, the Company shall indemnify the Agent in accordance with the terms of Schedule B hereto, which schedule forms part of this engagement letter. This indemnity shall be in addition to, and not in substitution of, any other liabilities the Company may have to the agent or either of them. The indemnity will apply to all services provided by the agent in connection with, or otherwise related to, the Offering.

Due Diligence:
Beginning on the date hereof and at all times thereafter up to and including the Closing date of the Offering, the Company will provide the Agent and their professional advisors with all reasonable access to the personnel and internal financial, business and other information about the Company and its business as may be requested by the Agent in order to permit the Agent to complete a due diligence review of the Company.

Right of First Refusal:
If the Offering is completed, the Company shall grant a right of first refusal (the “Right of First Refusal”) to the Agent to act as underwriter or agent in respect of any subsequent public offering or private placement of equity in Canada or the United States by the Company, or any of its subsidiaries or affiliates for a period of eighteen (18) months from Closing (the “Right of First Refusal Term”), subject to the Agent and the Company, acting reasonably, agreeing on the terms and conditions thereof.

The Agent acknowledges that the Company has granted an identical right of first refusal to Dominick & Dominick Securities Inc. (“Dominick”) to act as underwriter or agent in respect of any subsequent public offering or private placement of equity in Canada or the United States by the Company during the Right of First Refusal Term, and agrees if it and Dominick both elect to exercise their right of first refusal during the Right of First Refusal Term in respect of any subsequent public offering or private placement of equity in Canada or the United States by the Company, to act as co- agent or co-underwriter on a 50/50 basis with Dominick (or such other proportion as may be agreed by Dominick and the Agent).

The above Offering is subject, but not limited to the following:

(a)	completion of due diligence to the satisfaction of the Agent and their legal counsel;

(b)	execution of a standard form agency agreement between the Company and the Agent including the following:

(i)
customary conditions to the obligations of the Agent including: “disaster out” and “material adverse change out” clauses and the right of the Agent to terminate their obligation in the event that the Agent’s due diligence investigations identify any material adverse fact which exists as at the date hereof that has not been generally disseminated to the public will expire upon execution of the Agency Agreement which will occur no later than the closing date; and

	(ii)	industry standard indemnification of the Agent.

(d)	approval of the terms and conditions of the Offering by all of the appropriate regulatory authorities, as required.

We would ask that if the foregoing is in accordance with your understanding and is agreed to by yourself, that you kindly confirm your acceptance by signing the enclosed copy and returning the same to the undersigned’s attention as soon as possible.

Yours very truly,

CLARION FINANZ AG

/s/ Carlo Civelli

Carlo Civelli
Managing Director

Agreed and accepted this 20th day of June, 2005.

PHAGE GENOMICS, INC.

/s/ K. Ian Matheson

Per: Ian Matheson
President & CEO

Schedule B

Form of Indemnity

In consideration for Clarion Finanz AG (the “Agent”) and any other Agent accepting the engagement (the “Engagement”) described in the engagement letter (the “Engagement Letter”) to which this Schedule “B” is attached, Phage Genomics, Inc., and its successor in name, Searchlight Minerals Corp. (the “Company”) agree to indemnify and save harmless each of the Agent and their respective affiliates, directors, officers, employees, partners, Agent, advisors and shareholders (collectively, the “Indemnified Parties” and individually, and “Indemnified Party”) from and against any and all losses, claims, actions, suites, proceedings, damages, liabilities or expenses of whatsoever nature of kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel in connection with any action, suite proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which and Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement whether performed before or after the Company’s execution of the Engagement Letter and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.

The Company also agrees that no Indemnified Party will have any liability (either direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company’s behalf or in right for or in connection with the Engagement, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

In the event and to the extend that a court of competent jurisdiction in a final judgment that has become non-appealable determines that an Indemnified Party was grossly negligent or guilty of willful misconduct in connection with a Claim in respect of which the Company has advanced funds to the Indemnified Party pursuant to this Indemnity, such Indemnified Party will reimburse such funds to the Company and thereafter this Indemnity will not apply to such Indemnified Party in respect of such Claim. The Company agrees to waive any right the Company might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Company, the Indemnified Party will give the Company prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party ahs knowledge and the Company will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify will not relieve the Company of its obligation of indemnification hereunder unless (and only to the extend that) such failure results in forfeiture by the Company of substantive rights or defenses.

No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim, or investigation will be made without the Company’s consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld. Notwithstanding that the Company will undertake the investigation and defense of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	employment of such counsel has been authorized in writing by the Company;

(b)	the company has not assumed the defense of the action within a reasonable period of time after receiving notice of the claim.

(c)
The named parties to any such claim include both the Company and the Indemnified Party and the Indemnified Party will have been advised by counsel to the Indemnified Party that there may be conflict of interest between the Company and the Indemnified Party; or

(d)	There are one or more defenses available to the Indemnified Party which are different from or in addition to those available to the Company.

In which case such fees and expenses of such counsel to the Indemnified Party will be for the Company’s account. The rights accorded to the Indemnified Parties hereunder will be in addition to any rights and Indemnified Party may have at common law or otherwise.

If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or is insufficient to hold them harmless, the Company will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by the Company or the Company’s shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Company will in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim any amount in excess of the fees actually received by the Indemnified Parties hereunder.

The Company hereby constitutes Clarion Finanz AG as trustee for each of the other Indemnified Parties of the Company’s covenants under this indemnity with respect to such persons and Clarion Finanz AG each agree to accept such trust and to hold and enforce such covenants on behalf of such persons.

The Company agrees to reimburse the Agent monthly for the time spent by the Agent’s personnel in connection with any Claim at their normal per diem rates. The Company also agrees that if any action, suit, proceeding or claim is brought against, or an investigation commenced in respect of the Company or the Company and Agent and personnel of either of the Agent are required to testify, participate or response in respect of or in connection with the Engagement, such Agent will have the right to employ its own counsel in connection therewith and the Company will reimburse such Agent monthly for the time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including fees and disbursements of such Agent’s counsel.